Exhibit 10.5

FORM OF EMPLOYEE NON-QUALIFIED STOCK OPTION AGREEMENT

MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

(OFF-CYCLE GRANTS)

THIS AGREEMENT (the “Agreement”) is made on <GRANT DATE> (the “Award Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and <PARTICIPANT NAME> (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain option awards as provided in Article 6 of the Plan (“Options” or “Awards”); and

WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of Options under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <DATE>, which contains, among other things, a detailed description of the Option award provisions of the Plan.

2. Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive. (The options granted pursuant to this Agreement are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.)

3. Grant of Options. The Company hereby grants to Employee as of the Grant Date Options to purchase <QTY GRANTED> shares of the Company’s Common Stock (the “Option Shares”), subject to the terms and conditions of the Plan, Employee’s acceptance of this Agreement and satisfaction of the tax provisions of the Company’s International Assignment Policy (“IAP”), if applicable.

4. Purchase Price. Subject to Paragraph 12 hereof, the purchase price per share of the Option Shares is <GRANT PRICE> (the “Option Price”).

5. Waiting Period and Exercise Dates. The Option Shares may not be purchased before <DATE> (the “waiting period”). Following the waiting period, the Option Shares may be purchased in accordance with the following schedule: <PERCENTAGE> of the Option Shares commencing on the <DATES>, respectively. To the extent that the Options to purchase Option Shares are not exercised by Employee when they become initially exercisable, the Options shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the Options shall not be exercisable after the expiration of ten (10) years from the Grant Date or sooner as set forth in paragraph 9, if applicable. Exercise of the Options shall not be dependent upon the prior or sequential exercise of any other options heretofore granted to Employee by the Company. Except as provided in Article 6 of the Plan and Paragraph 9 below, the Options may not be exercised at any time unless Employee shall then be an employee of the Company.

6. Method of Exercising Options. To exercise the Options, the person entitled to exercise the Options must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of Option Shares with respect to which the Options are being exercised. The Options may be exercised by (a) payment of the Option Price for the Option Shares being purchased in accordance with procedures established by the Committee, (b) making provision for the satisfaction of the applicable withholding taxes, and (c) an undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon payment of the Option Price and provision for the satisfaction of the withholding taxes, the Company shall provide confirmation from the Plan record keeper that the transfer agent for the common stock of the Company is holding shares for the account of such person in a certificateless account. Pursuant to procedures, if any, that may be adopted by the Committee or its delegate, payment of the Option Price may be made by delivery of shares of the Company’s common stock held by Employee for at least six months prior to the delivery, or by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

7. Rights as a Shareholder. Employee shall have no rights as a shareholder with respect to any Option Shares covered by the Options granted hereby until the date of acquisition by Employee of such Option Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

8. Non-Assignability. The Options shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee’s lifetime, the Options may be exercised only by Employee or, in the event of incompetence, by Employee’s legally appointed guardian.

9. Effect of Termination of Employment or Death. If Employee goes on leave of absence for a period of greater than twelve months (except a leave of absence approved by the Board of Directors or the Committee) or ceases to be an employee of the Company for any reason except death, the portion of the Options which is unexercisable on the date on which Employee ceased to be an Employee or has been on a leave of absence for over twelve months (except a leave of absence approved by the Board or Committee) shall expire on such date and any unexercised portion of the Options which was otherwise exercisable on such date shall expire at the earlier of (i) the expiration of the Options in accordance with the term for which the Options were granted, or (ii) three months from such date, except in the case of an Employee who is an “Approved Retiree” as defined below. If Employee is an Approved Retiree, then the Options shall expire at the sooner to occur of (i) the expiration of such Options in accordance with their original term, or (ii) the expiration of five years from the date of retirement. Notwithstanding the preceding sentence, if an Approved Retiree retires before <DATE>, the Approved Retiree’s Options granted hereunder shall expire immediately with respect to such number of MI Shares granted under this Agreement multiplied by the ratio of (a) the number of days after the Approved Retiree’s retirement date and before <DATE>, over (b) the number of days on and after the Grant Date and before <DATE>. In the event of the death of Employee without Approved Retiree status during the three (3) month period following termination of employment or a leave of absence over twelve (12) months (except a leave of absence approved by the Board or Committee), the Options shall be exercisable by Employee’s personal representative, heirs or legatees to the same extent and during the same period that Employee could have exercised the Options if Employee had not died. In the event of the death of Employee while an employee of the Company or while an Approved Retiree, the Options (if the waiting period has elapsed) shall be exercisable in their entirety by Employee’s personal representatives, heirs or legatees at any time prior to the expiration of one year from the date of the death of Employee, but in no event after the term for which the Options were granted. For purposes of this Agreement, an “Approved Retiree” is any optionee who (i) terminates employment by reason of a Disability, or (ii) (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has attained age 55 and completed 10 Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee; and if the Committee subsequently determines, in its sole discretion, that an Approved Retiree has violated the provisions of the Agreement to refrain from Engaging in Competition, or has engaged in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, and any Options or portions thereof which are not exercised within such ninety (90) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be cancelled on such date.

10. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Award Date through the Exercise Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.

Employee’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

12. Recapitalization or Reorganization. Certain events affecting the Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the Options or limit the remaining term over which these Options may be exercised.

13. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the Options or the purchase or issuance of Option Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the Options.

14. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Options shall adversely affect in any material way the Options without the written consent of Employee.

15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the Stock Option Administrator (Department 935.40), and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 9 above and the provisions of the Plan, to the personal representatives, legatees and heirs of Employee.

17. No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of the Company to terminate Employee’s employment at any time, with or without cause, or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

<PARTICIPANT NAME>

<EMPLOYEE ID>
Executive Vice President, Global Human Resources	Signed Electronically

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